Exhibit 4.10

TERMINATION OF Stockholders AGREEMENT

This Termination Agreement (this “Termination Agreement”) is entered into as of [●], 2014, by and among Phibro Animal Health Corporation, a Delaware corporation (the “Company”), the holders of shares of the Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company set forth on Schedule A hereto (the “Stockholders”) and Jack C. Bendheim, and shall be effective as of the date of the closing of the Company’s initial public offering (the “Termination Date”).

WHEREAS, the Company, the Stockholders and Jack C. Bendheim are parties to that certain Stockholders Agreement, dated March 12, 2008, including all addendums thereto (the “Stockholders Agreement”);

WHEREAS, Stockholders Agreement may be terminated by the mutual written consent of the Stockholders.

WHEREAS, subject to and in accordance with the terms of this Termination Agreement, the Company and the Stockholders desire to terminate the Stockholders Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.          Except for those provisions that, by their terms, expressly survive the termination of the Stockholders Agreement, including but not limited to, the board rights described within Article VI, the Stockholders and the Company hereby agree that the Stockholders Agreement shall terminate as of the Termination Date. Upon the termination of the Stockholders Agreement, none of the Company, the Stockholders or Jack C. Bendheim will have any further rights, obligations or continuing liabilities under the Stockholders Agreement.

2.          As of the date hereof, each of the Company, the Stockholders and Jack C. Bendheim hereby irrevocably releases and waives any and all past or present claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs incurred) of whatsoever kind or nature, whether at law or in equity, matured or unmatured, known or unknown, contingent or liquidated or otherwise, that it has against the other parties to this Agreement and the other parties’ officers, directors, employees, agents, representatives, successors and assigns, whether known or unknown, arising out of or relating to the Stockholders Agreement.

3.          This Termination Agreement constitutes the complete agreement of the parties as of the date hereof with respect to the subject matter hereof, supersedes all prior understandings, agreements and understandings between the parties, whether written or oral, and cannot be changed or terminated except by an instrument in writing signed by both parties. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other

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jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

4.          The Company and the Stockholders agree to perform any further acts and to execute and deliver any further documentation which may be reasonably necessary to carry out the provisions of this Termination Agreement.

5.          This Termination Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

The Company:

Phibro Animal Health CORPORATION,
a New York corporation

By:
Name:
Its:

The Stockholders:

BFI Co., LLC

By:
Name:
Its:

MAYFLOWER LIMITED PARTNERSHIP

By:
Name:
Its:

Jack C. Bendheim

By:
Name:	Jack C. Bendheim

[Signature Page to Termination Agreement (Stockholders Agreement)]

Schedule A

Stockholders

Name	Type of Security	Number of Shares

Mayflower Limited Partnership	Common Shares	20,610,000

BFI Co., LLC	Common Shares	48,300,000